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                                                              EXHIBIT 6


                 Loewen Group To Review Unsolicited Proposal
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                             in Due Course
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       VANCOUVER, British Columbia, Sept. 17 -- The Loewen Group Inc.
(Nasdaq: LWNG) announced that the Loewen Board of Directors will review the proposal received today from Service Corporation International and response in due course.

SOURCE:    The Loewen Group Inc.

CONTACT: Thomas C. Franco or Rohit J. Menezes of Broadgate Consultants, 212-229-2222